UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21,2008

American Woodmark Corporation ®

(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3102 Shawnee Drive, Winchester, Virginia	22601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 665-9100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

American Woodmark Corporation

ITEM 5.02(e)   Compensatory Arrangements

On August 21, 2008, at the Company’s 2008 Annual Meeting of Shareholders, The Company’s shareholders approved the Shareholders Value Plan for Employees as amended and restated on May 1, 2008, pursuant to Proposal 3 in the Notice of Annual Meeting and Proxy Statement. The Company submitted the Plan to shareholders for approval of certain technical changes described below, and also so that the Company can continue to deduct amounts paid to eligible employees under the Plan for federal income tax purposes, without regard to a special deduction limit on compensation. Under Section 162(m) of the Internal Revenue Code and related regulations, publicly-traded companies are subject to a $1 million limit on the amount of compensation that they may deduct for compensation paid during a taxable year to their chief executive officer and to each of their next four most highly compensated officers. Performance-based compensation that meets certain requirements is not subject to the $1 million deduction limit.

Material technical amendments to the Shareholder Value Plan for Employees include:

An amendment to the definition of “Change in Control” to include that a Change in Control shall not have occurred unless the transaction or event meets the requirements for a Change in Control as defined by Code Section 409A and Treasury Regulations thereunder.

An amendment to the definition of “Disability” to mean the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Committee shall determine whether a Participant is disabled for this purpose in it sole discretion, provided that a participant will be deemed disabled if determined to be totally and permanently disabled by the Social Security Administration.

An amendment to the time period in which the payments of awards relate to include that in all cases such payments will be made during the period on or after April 30th and on or before December 31st of the calendar year in which the Performance Period ends.

An amendment to the payment of awards if the Participant’s employment with the Company and it subsidiaries terminate prior to the last day of the Performance period for any reason other then death to include “Retirement, Disability, or change in control of the Company.” And to further include, “For purposes of the Plan, a Participant’s employment shall “terminate” if the Participant has a good-faith, complete termination of his or her service relationship with the Company (and all entities that would be treated as a single employer with the company under Sections 414(b) or (c) of the Code, using a 50% ownership rather than an 80% ownership standard) in accordance with Section 1.409A-1(h) of the Treasury Regulations.”

An amendment to include that all such awards which are due and owing to the Participant (or his or her beneficiary or estate) will be paid in the form of a lump sum cash payment.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(C) Exhibits.

10.1	Amended and Restated Shareholder Value Plan for Employees (incorporated by reference to Appendix A, to the Registrant’s Form DEF-14A as filed on July 10, 2008; Commission File No. 000-14798).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION

(Registrant)

/s/ JONATHAN H. WOLK	/s/ KENT B. GUICHARD
Jonathan H. Wolk Vice President and Chief Financial Officer	Kent B. Guichard President & Chief Executive Officer

Date: August 22,2008	Date: August 22,2008
Signing on behalf of the registrant and as principal financial officer	Signing on behalf of the registrant and as principal executive officer